Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., PRICES UPSIZED PUBLIC OFFERING OF COMMON UNITS

MIDLAND, Texas, Jan. 19, 2017 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), announced today the pricing of Viper’s upsized public offering of 8,500,000 common units representing limited partner interests. The total gross proceeds of the offering (before underwriters’ discounts and commissions and estimated offering expenses) will be approximately $131.75 million. The underwriters have a 30-day option to purchase up to an additional 1,275,000 common units from Viper.

The offering is expected to close on January 24, 2017, subject to customary closing conditions. Viper intends to use the net proceeds from the offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional common units, to repay the outstanding borrowings under Viper’s revolving credit facility and for general partnership purposes, which may include additional acquisitions.

Credit Suisse, Citigroup and UBS Investment Bank are acting as joint book-running managers for the offering. When available, a copy of the final prospectus for the offering may be obtained from:

Credit Suisse Securities (USA) LLC	Citigroup Global Markets Inc.
Attention: Prospectus Department	c/o Broadridge Financial Solutions
Eleven Madison Avenue, Level 1B	1155 Long Island Avenue
New York, NY 10010	Edgewood, NY 11717
Telephone: 1-800-221-1037	Telephone: (800) 831-9146
Email: newyork.prospectus@creditsuisse.com

UBS Securities LLC
Attn: Prospectus Dept.
1285 Avenue of the Americas
New York, NY 10019
Telephone: (888) 827-7275

You may also obtain a copy of the final prospectus for free by visiting the Securities and Exchange Commission website at http://www.sec.gov.

The common units will be issued and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units, nor shall there be any sale of the common units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.